Exhibit 99

Eaton Reports Second Quarter Earnings per Share of $1.50

Second Quarter Adjusted Earnings Per Share of $1.53, Up 10 Percent Over the Second Quarter of 2018, Excluding Acquisition and Divestiture Costs

Record Segment Margin in Second Quarter of 17.9 Percent

Operating Cash Flow in Second Quarter of $880 Million, A Record for a Second Quarter

Full-Year 2019 Earnings Guidance at Midpoint of Range Affirmed

Operating Cash Flow for 2019 Now Expected to be Between $3.3 Billion and $3.5 Billion, $200 Million Above Prior Guidance

DUBLIN--(BUSINESS WIRE)--July 30, 2019--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.50 for the second quarter of 2019. Adjusted earnings per share, which exclude charges of $0.03 per share for acquisition and divestiture transaction and integration costs, were $1.53. This represents an increase of 10 percent over the second quarter of 2018.

Sales in the second quarter of 2019 were $5.5 billion, up 1 percent over the second quarter of 2018. The sales increase consisted of 2½ percent growth in organic sales, partially offset by 1½ percent negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a solid second quarter, with adjusted earnings per share at the high end of our guidance range. Organic growth came in at 2½ percent, reflecting a moderation of global growth, particularly in Europe and China. Our segment margins in the second quarter were 17.9 percent, an all-time quarterly record and above the high end of our guidance. This represents a 90 basis point improvement over the second quarter of 2018. We had all-time record margins in three segments: Electrical Products, Electrical Systems and Services, and Aerospace.

“Operating cash flow in the second quarter was $880 million, a record for a second quarter. For the first half, operating cash flow was $1.43 billion, a first half record. We now expect full year 2019 operating cash flow to be between $3.3 billion and $3.5 billion, $200 million above our prior guidance,” said Arnold. “We continued to return substantial cash to our shareholders in the quarter, repurchasing $260 million of our shares, bringing our first half repurchases to a total of $410 million.

“For full year 2019, we are maintaining our prior guidance at the midpoint. We are, however, narrowing our guidance range by $0.05 at the top and the bottom of the range. As a result, we now expect 2019 adjusted earnings per share to be between $5.77 and $5.97, representing at the midpoint a 9 percent increase over 2018, excluding the 2018 arbitration decision,” said Arnold. “For the third quarter of 2019, we anticipate adjusted earnings per share to be between $1.50 and $1.60, an 8 percent increase at the midpoint over the third quarter of 2018, excluding the 2018 arbitration decision.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 2 percent over the second quarter of 2018. Organic sales were up 4 percent, partially offset by negative currency translation of 2 percent. Operating profits were $361 million. Excluding $1 million of transaction costs related to the spin-off of the Lighting business, adjusted operating profits were an all-time record of $362 million, up 8 percent over the second quarter of 2018.

“Operating margins in the second quarter were 19.5 percent. Excluding costs related to the spin-off of the Lighting business, adjusted operating margins were 19.6 percent, up 110 basis points over 2018 and an all-time quarterly record,” said Arnold. “Orders in the second quarter were up 1 percent over the second quarter of 2018, driven by continued growth in residential and commercial construction markets in the Americas, partially offset by softness in industrial markets.”

Sales for the Electrical Systems and Services segment were $1.6 billion, up 5 percent over the second quarter of 2018. Organic sales were up 5 percent, and the acquisition of Ulusoy added 1 percent to sales, partially offset by negative currency translation of 1 percent. Operating profits were $275 million. Excluding transaction and acquisition integration costs of $1 million related to Ulusoy, adjusted operating profits were an all-time record of $276 million, up 22 percent over the second quarter of 2018.

“Operating margins were 17.4 percent, an improvement of 240 basis points over 2018 and an all-time quarterly record,” said Arnold. “The twelve-month rolling average of our orders in the second quarter was up 3 percent, with growth across all regions. Excluding hyperscale data center orders, which are sometimes lumpy due to customers placing orders for multiple years in a single quarter, the twelve-month rolling average of our orders in the second quarter was up 8 percent.”

Hydraulics segment sales were $698 million, down 3 percent from the second quarter of 2018. Organic sales were flat, with negative currency translation of 3 percent. Operating profits in the second quarter were $80 million, down 21 percent from the second quarter of 2018.

“Orders in the second quarter decreased 8 percent from the second quarter of 2018, driven by continued weakness in the global mobile equipment market,” said Arnold.

Aerospace segment sales were $517 million, a quarterly record and up 12 percent over the second quarter of 2018. Organic sales were up 13 percent, while negative currency translation was 1 percent. Operating profits in the second quarter were an all-time record $127 million, up 41 percent over the second quarter of 2018.

“Operating margins in the quarter were 24.6 percent, 520 basis points over 2018 and an all-time quarterly record,” said Arnold. “The twelve-month rolling average of our orders in the second quarter was up 15 percent. We saw particular strength in orders for commercial transports, military fighters, and the commercial aftermarket.

“We were pleased to sign in July a commitment to acquire Souriau-Sunbank Connection Technologies,” said Arnold. “Souriau-Sunbank is a leader in aerospace connectors and provides us with the capability to more effectively serve the growth of electrical systems on aircraft. Additionally, we believe we have significant opportunities to expand distribution of Souriau-Sunbank’s products through our large electrical wholesaler network.”

The Vehicle segment posted sales of $803 million, down 11 percent from the second quarter of 2018. Organic sales were down 9 percent and currency translation was negative 2 percent. Operating profits in the second quarter were $136 million, down 18 percent from the second quarter of 2018.

“Our revenue in Vehicle declined due to global weakness in light vehicle markets, as well as revenues that transferred over to the Eaton Cummins joint venture,” said Arnold. “The joint venture’s revenues in the second quarter grew 11 percent over the second quarter of 2018.”

eMobility segment sales were $84 million, up 1 percent over the second quarter of 2018. Organic sales were up 2 percent, partially offset by negative currency translation of 1 percent. Operating profits in the second quarter were $7 million, down 50 percent from the second quarter of 2018 due to increased investment in research and development.

“Operating margins in the quarter were 8.3 percent,” said Arnold. “We continued to win new business, including another major high-voltage inverter win for a new plug-in hybrid platform. The estimated mature year revenue from this platform is expected to be about $160 million. Our total estimated mature year revenue from all the wins in eMobility since the segment was formed at the start of 2018 is $390 million.”

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 100,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full-year 2019 earnings per share, mature-year inverter revenue from a new platform, mature-year revenue from eMobility wins since the start of 2018, and the Souriau-Sunbank transaction. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the six months ended June 30, 2019 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2019	2018	2019	2018
Net sales	$5,533	$5,487	$10,838	$10,738

Cost of products sold	3,697	3,671	7,270	7,244
Selling and administrative expense	907	901	1,824	1,790
Research and development expense	151	145	307	301
Interest expense - net	63	68	129	138
Other (income) expense - net	(23)	8	(33)	6
Income before income taxes	738	694	1,341	1,259
Income tax expense	102	83	183	161
Net income	636	611	1,158	1,098
Less net income for noncontrolling interests	—	(1)	—	—
Net income attributable to Eaton ordinary shareholders	$636	$610	$1,158	$1,098

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.50	$1.39	$2.73	$2.50
Basic	1.51	1.40	2.74	2.51

Weighted-average number of ordinary shares outstanding
Diluted	423.1	437.3	424.5	439.5
Basic	421.6	435.2	422.8	437.0

Cash dividends declared per ordinary share	$0.71	$0.66	$1.42	$1.32

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$636	$610	$1,158	$1,098
Excluding acquisition integration and divestiture charges (after-tax)	14	—	25	—
Adjusted earnings	$650	$610	$1,183	$1,098

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.50	$1.39	$2.73	$2.50
Excluding per share impact of acquisition integration and divestiture charges (after-tax)	0.03	—	0.06	—
Adjusted earnings per ordinary share	$1.53	$1.39	$2.79	$2.50

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2019	2018	2019	2018
Net sales
Electrical Products	$1,849	$1,806	$3,609	$3,538
Electrical Systems and Services	1,582	1,513	3,046	2,894
Hydraulics	698	723	1,384	1,433
Aerospace	517	463	1,019	921
Vehicle	803	899	1,613	1,792
eMobility	84	83	167	160
Total net sales	$5,533	$5,487	$10,838	$10,738

Segment operating profit
Electrical Products	$361	$334	$692	$641
Electrical Systems and Services	275	227	467	394
Hydraulics	80	101	160	191
Aerospace	127	90	243	179
Vehicle	136	166	258	298
eMobility	7	14	12	25
Total segment operating profit	986	932	1,832	1,728

Corporate
Amortization of intangible assets	(94)	(96)	(187)	(194)
Interest expense - net	(63)	(68)	(129)	(138)
Pension and other postretirement benefits expense	(2)	1	(2)	(1)
Other corporate expense - net	(89)	(75)	(173)	(136)
Income before income taxes	738	694	1,341	1,259
Income tax expense	102	83	183	161
Net income	636	611	1,158	1,098
Less net income for noncontrolling interests	—	(1)	—	—
Net income attributable to Eaton ordinary shareholders	$636	$610	$1,158	$1,098

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
(In millions)
Assets
Current assets
Cash	$412	$283
Short-term investments	385	157
Accounts receivable - net	3,944	3,858
Inventory	2,853	2,785
Prepaid expenses and other current assets	532	507
Total current assets	8,126	7,590

Property, plant and equipment - net	3,510	3,467

Other noncurrent assets
Goodwill	13,463	13,328
Other intangible assets	4,766	4,846
Operating lease assets	419	—
Deferred income taxes	303	293
Other assets	1,657	1,568
Total assets	$32,244	$31,092

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2	$414
Current portion of long-term debt	5	339
Accounts payable	2,268	2,130
Accrued compensation	357	457
Other current liabilities	1,818	1,814
Total current liabilities	4,450	5,154

Noncurrent liabilities
Long-term debt	8,079	6,768
Pension liabilities	1,266	1,304
Other postretirement benefits liabilities	324	321
Operating lease liabilities	311	—
Deferred income taxes	389	349
Other noncurrent liabilities	1,064	1,054
Total noncurrent liabilities	11,433	9,796

Shareholders’ equity
Eaton shareholders’ equity	16,306	16,107
Noncontrolling interests	55	35
Total equity	16,361	16,142
Total liabilities and equity	$32,244	$31,092

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2019 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and operating profit before acquisition integration and divestiture charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $4.91 for the year ended December 31, 2018 was $5.39 excluding the $0.48 per share expense from an arbitration decision related to the legacy Cooper Industries business acquired in 2012. Net income per ordinary share of $0.95 for the third quarter of 2018 was $1.43 excluding $0.48 per share impact from the expense related to the arbitration decision.

Note 2. ACQUISITION INTEGRATION AND DIVESTITURE CHARGES

Eaton incurs integration charges related to acquired businesses, and transaction and other charges to divest businesses. A summary of these charges follows:

	Acquisition integration and divestiture charges		Operating profit as reported		Operating profit excluding acquisition integration and divestiture charges*
	Three months ended June 30, 2019
	2019	2018	2019	2018	2019	2018
Business segment
Electrical Products	$1	$—	$361	$334	$362	$334
Electrical Systems and Services	1	—	275	227	276	227
Hydraulics	—	—	80	101	80	101
Aerospace	—	—	127	90	127	90
Vehicle	—	—	136	166	136	166
eMobility	—	—	7	14	7	14
Total business segments	2	—	$986	$932	$988	$932
Corporate	12	—
Total acquisition integration and divestiture charges before income taxes	14	—
Income taxes	—	—
Total after income taxes	$14	$—
Per ordinary share - diluted	$0.03	$—

*Operating profit excluding acquisition integration and divestiture charges is used to calculate segment operating margin where that term is used in this release.

	Acquisition integration and divestiture charges		Operating profit as reported		Operating profit excluding acquisition integration and divestiture charges*
	Six months ended June 30, 2019
	2019	2018	2019	2018	2019	2018
Business segment
Electrical Products	$2	$—	$692	$641	$694	$641
Electrical Systems and Services	1	—	467	394	468	394
Hydraulics	—	—	160	191	160	191
Aerospace	—	—	243	179	243	179
Vehicle	—	—	258	298	258	298
eMobility	—	—	12	25	12	25
Total business segments	3	—	$1,832	$1,728	$1,835	$1,728
Corporate	23	—
Total acquisition integration and divestiture charges before income taxes	26	—
Income taxes	1	—
Total after income taxes	$25	$—
Per ordinary share - diluted	$0.06	$—

*Operating profit excluding acquisition integration and divestiture charges is used to calculate segment operating margin where that term is used in this release.

Business segment charges in 2019 related to the planned spin-off of the Lighting business and the acquisition of Ulusoy Elektrik, and were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate charges in 2019 related primarily to the planned spin-off of the Lighting business and were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

Contacts

Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com
or
Yan Jin, +1 (440) 523-7558 (Investor Relations)